Exhibit 99.1

Main Street Announces Second Quarter 2016 Financial Results

Second Quarter 2016 Net Investment Income of $0.54 Per Share and Second Quarter 2016 Distributable Net Investment Income of $0.58 Per Share

HOUSTON, Aug. 8, 2016 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the second quarter of 2016.

Second Quarter 2016 Highlights

  Net investment income of $27.6 million (or $0.54 per share), representing a 2% increase from the second quarter of 2015
  Distributable net investment income of $29.9 million (or $0.58 per share), representing a 4% increase from the second quarter of 2015 (1)
  Total investment income of $42.9 million, representing a 4% increase from the second quarter of 2015
  Maintained industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.4%
  Paid semi-annual supplemental cash dividend of $0.275 per share in June 2016
  Declared regular monthly dividends totaling $0.54 per share for the third quarter of 2016, or $0.18 per share for each of July, August and September 2016, representing a 3% increase from the regular monthly dividends paid for the third quarter of 2015
  Net increase in net assets resulting from operations of $30.9 million (or $0.60 per share)
  Net asset value of $21.11 per share at June 30, 2016, representing a decrease of $0.13 per share, or 0.6% , compared to $21.24 per share at December 31, 2015, or an increase of $0.15 per share, or 0.7% , after excluding the effect of the supplemental dividend paid in June 2016
  Completed $62.4 million in total lower middle market ("LMM") portfolio investments, including investments totaling $50.0 million in three new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $30.0 million in total LMM portfolio investments
  Net increase of $14.2 million in middle market portfolio investments
  Net increase of $28.0 million in private loan portfolio investments
  Fully exited portfolio company debt and equity investments in Safety Holdings, Inc., doing business as SambaSafety®, realizing a gain of $28.7 million, a total internal rate of return of 34.9% and 2.3 times money invested

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the second quarter of 2016, a quarter during which we increased our total investment income and our distributable net investment income, both on a sequential basis over the first quarter of 2016 and over the same period in the prior year. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by over 7%. In addition, we also generated net realized gains of over $15 million, primarily from the favorable sale of Samba, highlighting the unique benefits of our differentiated investment strategy.

"We are also very pleased to have recently received approval for our third SBIC license, which we expect to make a significant contribution to our long term growth and capital plans. The third license will allow us to access up to an incremental $125 million in SBIC debenture financing, additional capital which aligns very well with our primary investment strategy focused on providing debt and equity financing solutions to lower middle market companies. The additional SBIC debentures will also enhance our capital structure due to their long-term, flexible and attractive cost nature."

Second Quarter 2016 Operating Results

The following table provides a summary of our operating results for the second quarter of 2016:

	Three Months Ended June 30,
	2016	2015	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 33,419	$ 32,777	$ 642	2%
Dividend income	7,735	5,278	2,457	47%
Fee income	1,711	3,011	(1,300)	(43%)
Income from marketable securities and idle funds	37	242	(205)	(85%)
Total investment income	$ 42,902	$ 41,308	$ 1,594	4%

Distributable net investment income (1)	$ 29,899	$ 28,880	$ 1,019	4%
Distributable net investment income per share (1)	$ 0.58	$ 0.58	$ 0.00	0%

Net increase in net assets resulting from operations	$ 30,911	$ 40,802	$ (9,891)	(24%)
Net increase in net assets resulting from operations per share	$ 0.60	$ 0.82	$ (0.22)	(27%)

The $1.6 million increase in total investment income in the second quarter of 2016 from the comparable period of the prior year was principally attributable to (i) a $0.6 million increase in interest income primarily related to higher average levels of portfolio debt investments and (ii) a $2.5 million increase in dividend income from investment portfolio equity investments, partially offset by a $1.3 million decrease in fee income. The increase in total investment income includes the impact of a decrease of $1.2 million primarily related to lower accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2015.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $13.0 million in the second quarter of 2016 from $12.4 million for the corresponding period of 2015. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.6 million increase in interest expense, primarily due to an increase in interest expense on our long-term revolving credit facility ("Credit Facility") generally due to the higher average balance outstanding in the second quarter of 2016 when compared to the same period in the prior year, (ii) a $0.2 million increase in general and administrative expenses and compensation expense, with these increases partially offset by a $0.2 million increase in the expenses allocated to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the same period in the prior year. Our Operating Expense to Assets Ratio was 1.4% on an annualized basis for the second quarter of 2016, which is consistent with the ratio for the second quarter of 2015 and the year ended December 31, 2015.

The $1.0 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the second quarter of 2016 reflects (i) a decrease of approximately $0.02 per share from the comparable period in 2015 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2015 primarily due to shares issued through offerings under our at-the-market, or ATM, program and shares issued pursuant to our restricted stock plan and dividend reinvestment plan.

The $9.9 million change in the net increase in net assets resulting from operations was primarily the result of (i) a $26.1 million decrease in net change in unrealized appreciation (depreciation) to net unrealized depreciation of $10.4 million for the second quarter of 2016 and (ii) a $5.2 million decrease in the income tax benefit (provision) to a $1.8 million income tax provision for the second quarter of 2016, partially offset by (i) a $0.4 million increase in net investment income as discussed above and (ii) a $21.0 million increase in the net realized gain (loss) from investments from a net realized loss of $5.6 million during the second quarter of 2015 to a net realized gain of $15.5 million for the second quarter of 2016. The net realized gain of $15.5 million for the second quarter of 2016 was primarily the result of (i) the net realized gain on the exit of a LMM investment totaling $28.7 million and (ii) the net realized gain of $0.3 million due to activity in our other portfolio, partially offset by (i) the net realized loss of $4.7 million on the exit of two middle market investments, (ii) the net realized loss of $6.5 million relating to the restructure of a middle market investment and (iii) the net realized loss of $2.2 million on the exit of two private loan investments.

The following table provides a summary of the total unrealized depreciation of $10.4 million for the second quarter of 2016:

	Three Months Ended June 30, 2016
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due
to net realized gains/losses recognized during period	$ (28.4)	$ 13.2	$ 2.2	$ (0.2)	$ (13.2)
Net unrealized appreciation (depreciation) relating to portfolio investments	1.8	4.1	(2.6)	(0.7)	2.6
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ (26.6)	$ 17.3	$ (0.4)	$ (0.9)	$ (10.6)

Net unrealized appreciation relating to marketable securities					0.1
Unrealized appreciation relating to SBIC debentures (c)					0.1
Total net change in unrealized appreciation (depreciation)					$ (10.4)

(a) LMM includes unrealized appreciation on 22 LMM portfolio investments and unrealized depreciation on 14 LMM portfolio investments.
(b) Other includes $0.2 million of net unrealized appreciation relating to the Other Portfolio offset by $0.9 million of unrealized depreciation relating to the External Investment Manager.
(c) Relates to unrealized appreciation on the SBIC debentures held by our wholly-owned subsidiary Main Street Capital II, LP ("MSC II") which are accounted for on a fair value basis.

The income tax provision for the second quarter of 2016 of $1.8 million principally consisted of (i) a $1.0 million accrual for excise tax on our estimated undistributed taxable income, (ii) a deferred tax provision of $0.7 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book tax differences and (iii) other current tax expense of $0.1 million related to accruals for U.S. federal and state income taxes.

Liquidity and Capital Resources

As of June 30, 2016, we had $18.7 million in cash and cash equivalents, $1.6 million in marketable securities and idle funds investments and $205.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of June 30, 2016 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of fourteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility up to $750.0 million.
  $350.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.3%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted average annual fixed interest rate of approximately 4.2% and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the weighted average remaining duration was approximately 5.1 years.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.7 million of notes outstanding that bear interest of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,099.1 million, or $21.11 per share.

Investment Portfolio Information as of June 30, 2016 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2016:

	As of June 30, 2016
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	74	81	44
Fair value	$ 866.1	$ 611.6	$ 299.3
Cost	$ 726.5	$ 651.0	$ 323.2
% of portfolio at cost - debt	69.0%	97.7%	93.9%
% of portfolio at cost - equity	31.0%	2.3%	6.1%
% of debt investments at cost secured by first priority lien	91.8%	85.8%	86.3%
Weighted-average annual effective yield (b)	12.4%	8.4%	9.7%
Average EBITDA (c)	$ 5.9	$ 92.2	$ 15.9

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 35%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, four middle market portfolio companies and five private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies.

The fair value of our LMM portfolio company equity investments was approximately 178% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.9 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.5 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.0 to 1.0 and 2.5 to 1.0, respectively.(2) (3) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.3 as of June 30, 2016 and 2.2 as of December 31, 2015.

As of June 30, 2016, we had other portfolio investments in ten companies, collectively totaling $84.2 million in fair value and $92.3 million in cost basis, which comprised 4.5% of our investment portfolio at fair value.

As of June 30, 2016, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $26.9 million, which comprised 1.4% of our investment portfolio at fair value.

As of June 30, 2016, we had eight investments on non-accrual status, which comprised approximately 0.5% of the total investment portfolio at fair value and 3.7% of its cost. Our total portfolio investments at fair value were approximately 105% of the related cost basis as of June 30, 2016.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the second quarter of 2016, the External Investment Manager generated $2.3 million of fee income from this relationship, and HMS Income ended the second quarter of 2016 with approximately $970 million of total assets. The relationship with HMS Income benefited our net investment income by $2.0 million in the second quarter of 2016 through a $1.4 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.6 million of dividend income we received from the External Investment Manager.

Second Quarter 2016 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Tuesday, August 9, 2016 at 10:00 a.m. Eastern Time to discuss the second quarter 2016 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Tuesday, August 16, 2016 and may be accessed by dialing 201-612-7415 and using the passcode 13640308#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2016 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Portfolio company financial information has not been independently verified by Main Street.

(3) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS
Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 12,957	$ 11,492	$ 25,572	$ 22,827
Affiliate investments	8,952	6,961	17,476	13,010
Non-Control/Non-Affiliate investments	20,956	22,613	41,693	42,034
Interest, fee and dividend income	42,865	41,066	84,741	77,871
Interest, fee and dividend income from marketable
securities and idle funds investments	37	242	168	616
Total investment income	42,902	41,308	84,909	78,487
EXPENSES:
Interest	(8,255)	(7,657)	(16,437)	(15,453)
Compensation	(3,952)	(3,835)	(7,772)	(7,328)
General and administrative	(2,157)	(2,098)	(4,562)	(4,060)
Share-based compensation	(2,251)	(1,679)	(3,840)	(2,942)
Expenses allocated to the External Investment Manager	1,361	1,162	2,515	1,988
Total expenses	(15,254)	(14,107)	(30,096)	(27,795)
NET INVESTMENT INCOME	27,648	27,201	54,813	50,692

NET REALIZED GAIN (LOSS):
Control investments	-	3,324	14,358	3,324
Affiliate investments	28,707	(136)	28,707	(137)
Non-Control/Non-Affiliate investments	(13,237)	(8,633)	(12,419)	(10,640)
Marketable securities and idle funds investments	(13)	(128)	(1,586)	(240)
Total net realized gain (loss)	15,457	(5,573)	29,060	(7,693)

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(10,585)	15,901	(38,114)	30,105
Marketable securities and idle funds investments	37	(123)	1,494	127
SBIC debentures	127	(80)	(19)	(772)
Total net change in unrealized appreciation (depreciation)	(10,421)	15,698	(36,639)	29,460

INCOME TAXES:
Federal and state income, excise and other taxes	(1,098)	(1,665)	(1,468)	(2,042)
Deferred taxes	(675)	5,141	1,958	5,810
Income tax benefit (provision)	(1,773)	3,476	490	3,768

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 30,911	$ 40,802	$ 47,724	$ 76,227

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.54	$ 0.55	$ 1.07	$ 1.06
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.60	$ 0.82	$ 0.94	$ 1.59

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.540	$ 0.525	$ 1.080	$ 1.035
Supplemental dividends	0.275	0.275	0.275	0.275
Total dividends	$ 0.815	$ 0.800	$ 1.355	$ 1.310

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	51,441,371	49,883,321	50,995,575	47,992,268

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2016	December 31, 2015
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 570,409	$ 555,011
Affiliate investments	358,483	350,519
Non-Control/Non-Affiliate investments	959,246	894,466
Total portfolio investments	1,888,138	1,799,996
Marketable securities and idle funds investments	1,583	3,693

Total investments	1,889,721	1,803,689

Cash and cash equivalents	18,694	20,331
Interest receivable and other assets	33,478	27,737
Receivable for securities sold	23,369	9,901
Deferred financing costs, net	12,007	13,267
Deferred tax asset, net	7,767	4,003

Total assets	$ 1,985,036	$ 1,878,928

LIABILITIES

Credit facility	$ 350,000	$ 291,000
SBIC debentures	223,679	223,660
4.50% Notes	175,000	175,000
6.125% Notes	90,655	90,738
Accounts payable and other liabilities	9,313	12,292
Payable for securities purchased	22,522	2,311
Interest payable	5,391	3,959
Dividend payable	9,364	9,074

Total liabilities	885,924	808,034

NET ASSETS

Common stock	521	504
Additional paid-in capital	1,059,466	1,011,467
Accumulated net investment income, net of cumulative dividends	22,111	7,181
Accumulated net realized gain from investments, net of cumulative dividends	(50,038)	(49,653)
Net unrealized appreciation, net of income taxes	67,052	101,395

Total net assets	1,099,112	1,070,894

Total liabilities and net assets	$ 1,985,036	$ 1,878,928

NET ASSET VALUE PER SHARE	$ 21.11	$ 21.24

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net investment income	$ 27,648	$ 27,201	$ 54,813	$ 50,692
Share-based compensation expense	2,251	1,679	3,840	2,942
Distributable net investment income (1)	$ 29,899	$ 28,880	$ 58,653	$ 53,634

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.58	$ 0.58	$ 1.15	$ 1.12

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.